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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement ( "Agreement"), is effective as of January 21, 2002, between Combined Specialty Corporation, a Delaware corporation ( "Company"), and Dennis B. Reding ( "Executive").

                  WHEREAS, the Company desires to employ Executive, and Executive desires to be employed, upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed upon the terms and subject to the conditions contained in this Agreement. The term of employment of Executive pursuant to this Agreement (the "Employment Period") shall commence effective as of January 21, 2002 ( "Effective Date") and shall end on the fifth anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof. The Employment Period will automatically be extended for additional twelve (12) month period(s) unless Company or Executive provides written notice, not less than six (6) months prior to the expiration of the initial Employment Period or not less than three (3) months prior to the expiration of any extension period, of that party's election to not extend the Employment Period.

                  2. POSITION AND DUTIES; RESPONSIBILITIES. (a) POSITION AND DUTIES. Executive shall be employed as Chief Executive Officer of the Company, reporting directly to the Board during the Employment Period and, subject to approval of the Board of Directors of the Company ("Board") serve as Chairman of the Board. During the Employment Period, Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his best efforts to promote the interests of the Company and its subsidiaries. Executive may engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that
(i) such activities or service do not interfere with his duties hereunder and
(ii) such other business corporation provides Executive with director and officer insurance coverage which, in the opinion of the Board, is adequate under the circumstances.

                  (b) RESPONSIBILITIES. Subject to the direction of the Board, Executive shall have the authority and responsibility as provided in the By-laws of the Company for the day-to-day operations of the Company. Executive shall also perform such other duties (not inconsistent with the position of Chief Executive Officer of the Company) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.

                  3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Company shall pay to Executive a base salary at the rate of $750,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be subject to adjustment at the discretion of the Board; provided, however, that the Base Salary shall in no event be less than $750,000 per annum.

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                  (b) ANNUAL BONUS. During the Employment Period, Executive
shall participate in the annual incentive bonus plan for Senior Executives (the "Senior Executive Plan") as may be adopted by the Board. Each such annual incentive bonus shall be determined pursuant to the terms of the Senior Executive Plan, as in effect from time to time; provided, however, that no such annual incentive bonus shall exceed one hundred fifty percent (150%) of Executive's Base Salary as in effect at the end of the calendar year to which such annual incentive bonus relates; provided, further that, in the first calendar year under this Agreement, such annual incentive bonus shall not be less than seventy-five percent (75%) of Executive's Base Salary as then in effect.

                  (c) REPLACEMENT BENEFITS. It is understood that Executive is forfeiting certain benefits to which he would have been entitled from his former employer if he had not entered into this Agreement. Accordingly, in an effort to minimize the adverse impact of Executive's lost benefits, within three business days following the Effective Date the Company shall make a lump sum payment to Executive of Six Hundred Seventy-Five Thousand Dollars ($675,000). If Executive voluntarily resigns his employment to return to his former employer within 90 days following the Effective Date, Executive agrees to repay the Company the entire benefit provided by this Section 3(c).

                  (d) STOCK OPTIONS. Executive shall be granted at such time as the Board shall determine, but no later than two (2) business days following the date shares of the Company first become publicly traded, a stock option for two hundred fifty thousand (250,000) shares of common stock of the Company (adjusted for post spin off stock splits, stock dividends, recapitalizations or similar events), one third of such shares to vest on each of the first, second and third anniversaries of the Effective Date and shall otherwise be governed pursuant to the terms of the Combined Specialty Stock Incentive Plan as may be adopted by the Board; provided, however, that to the extent unvested at the date of termination of employment pursuant to Section 4(d) or 4(f), such stock options shall continue to vest in accordance with its original vesting schedule and the committee administering such plan shall take such action as shall be necessary pursuant to the terms of such plan to effect such continued vesting.

                  (e) OTHER BENEFITS. While employed by the Company, Executive shall be entitled to participate (without regard to any eligibility or waiting periods except as prohibited by applicable law) in the Company's employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the "Employee Benefits"). Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company. Executive shall at all times be provided at least four (4) weeks paid vacation per year.

                  (f) EXPENSE REIMBURSEMENT. While employed by the Company, the Company shall reimburse Executive, in accordance with the Company's policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder. Executive shall have use of a private jet when traveling on Company business.

                  (g) GRANT OF RESTRICTED STOCK. The Company shall issue a grant to Executive of 150,000 restricted common shares in the Company.


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                  This grant of restricted (within the meaning of Rule 144 under the Securities Act of 1933) shares shall vest to the extent of twenty-five (25%) percent of the shares granted on the first anniversary date of the Effective Date, and twenty-five (25%) percent of the shares granted on each of the next three anniversary dates thereafter. If Executive's employment is terminated by the Company for Cause, as defined in Section 4(c)(ii)(B)(C)(D) and (E), Executive shall forfeit any rights to any unvested portion of the grant. If the Executive's employment terminates for any other reason, including death or disability, then Executive's rights to any unvested portion of the grant shall vest immediately upon said termination.

                  4. TERMINATION. (a) DEATH. Upon the death of Executive, this Agreement shall automatically terminate (except for obligations which specifically survive termination) and Executive's executor or administrator shall be entitled to receive the Executive's Base Salary which shall have accrued to the date of such death. In addition, following the execution of this Agreement, the Company shall, with the cooperation of Executive, purchase insurance on the life of Executive which shall provide coverage, on a declining term basis, sufficient for the payment to Executive's executor, administrator or designated beneficiary of a lump sum cash amount equal to the greater of (i) Executive's Base Salary, at the rate in effect at the date of such death, to which Executive would have been entitled from the date of such death until the fifth anniversary of the Effective Date, or expiration of any extension thereof, reduced by the amount of any benefit payable under any other life insurance policy maintained by the Company for the benefit of the Executive; or (ii) one and one-half times Executive's Base Salary.

                  (b) DISABILITY. The Company may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of one hundred eighty
(180) days or any two hundred forty (240) days within any twelve (12) month period. Upon such termination, Executive or his legal representative shall be entitled to receive the Base Salary which shall have accrued to the date of termination, plus continuation of Base Salary, at the rate in effect at the date of such termination of employment, until the later to occur of (i) the fifth anniversary of the Effective Date or the expiration of any extension of the Agreement or (ii) eighteen months from the date of such termination; provided, however, that the amount of any benefit payable under any disability insurance policy maintained by the Company shall be deducted from the payments of such Base Salary, with the benefit received under such policy reducing the installment of Base Salary payable closest to the payment of such benefit. In the event of any dispute regarding the existence of Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of an independent physician agreed to between Executive and the Board specializing in the claimed area of incapacity or disability. Executive shall submit to appropriate medical examinations for purposes of such determination.

                  (c) CAUSE. (i) The Company may at any time, at its option, terminate Executive's employment under this Agreement for Cause (as hereinafter defined). The Company's decision in this regard shall be made by the Board. Executive shall be given at least seven days written notice of any meeting at which the Board proposes to put forward for a vote a decision on whether or not to terminate Executive for Cause and the written notice shall describe in reasonable detail the basis on which the Board may conclude that Cause exists. Executive shall have the opportunity to appear in person and to make such written and/or oral presentation to such meeting of the Board as Executive thinks fit. If a majority of the Board authorizes by


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affirmative vote a termination for Cause at such meeting (whether or not
Executive makes any oral or written presentations at such meeting) such determination shall be final and binding upon the Company and Executive once such decision is confirmed in writing and communicated to Executive.

                  (ii) As used in this Agreement, the term "Cause" shall mean any one or more of the following:

                           (A) any failure or inability (other than by reason of physical or mental disability determined in accordance with Section 4(b)) of Executive to perform his duties under this Agreement to the reasonable satisfaction of at least a majority of the members of the Board, including, without limitation, any refusal by Executive to perform such duties or to perform such specific directives of the Board which are consistent with the scope and nature of the Executive's duties and responsibilities under this Agreement, provided, however, that Executive shall be provided written notice of any alleged failure or inability to perform his duties under this Agreement (which notice shall describe in reasonable detail the basis on which the Board may conclude that Executive has failed or been unable to perform his duties);

                           (B) any intentional act of fraud, embezzlement or theft by Executive in connection with his duties hereunder or in the course of his employment hereunder or any prior employment, or the Executive's admission or conviction of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

                           (C) any gross negligence or willful misconduct of Executive resulting in a loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries;

                           (D) any breach by Executive of any one or more of the covenants contained in Section 6 or 7 hereof; or

                           (E) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

                           Executive shall be provided thirty (30) business days in which to cure any alleged breach of Sections 4(c)(ii).

                  (iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

                  (iv) If the Company terminates Executive's employment for Cause, as defined in Section 4(c)(ii)(B),(C),(D) or (E), he shall be entitled to:

                           (A) accrued Base Salary through the date of the termination of his employment; and


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                           (B) other Employee Benefits to which Executive is
         entitled upon his termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company.

                  (v) If the Company terminates Executive's employment for Cause, as defined in Section 4(c)(ii)(A), he shall be entitled to:

                           (A) the payments specified by Sections 4(c)(iv)(A) and (B); and

                           (B) the continuation of Base Salary, at the rate in effect at the date of such termination of employment, for a period of eighteen months from the date of such termination of employment.

                   (d) TERMINATION WITHOUT CAUSE. If, during the Employment Period, the Company terminates the employment of Executive hereunder for any reason other than a reason set forth in Section 4(a), (b) or (c), the Company shall give Executive 90 days prior written notice of such termination and:

                  (i) Concurrent with such termination, Executive shall be entitled to receive the payments and benefits specified by Sections 4(c)(iv)(A) and (B); and

                  (ii) The Company shall continue to pay Executive his Base Salary for eighteen (18) months at the rate in effect at the date of such termination of employment;

Notwithstanding the foregoing provisions of this Section 4(d), if any payment specified by this Section 4(d) would not be deductible by the Company for federal income tax purposes by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor statute (excluding Section 280G of the Code), such payment shall be deferred and the amount thereof (plus earnings thereon in accordance with the terms of such deferral) shall be paid to Executive at the earliest time that such payment shall be deductible by the Company.

                  (e) VOLUNTARY RESIGNATION WITHOUT GOOD REASON. The Executive may voluntarily terminate his employment with the Company prior to the end of the Employment Period for any reason. If the Executive voluntarily terminates his employment pursuant to this Section 4(e) within three (3) years of the Effective Date, Executive shall give the Company 30 days prior written notice and shall be entitled to the payments specified by Sections 4(c)(iv)(A) and (B). If Executive terminates his employment voluntarily after three (3) years from the Effective Date, Executive shall be entitled to continuation of Base Salary at the rate then in effect for eighteen months after termination of employment.

                  (f) VOLUNTARY RESIGNATION WITH GOOD REASON. Executive may terminate his employment following a material breach of this Agreement by the Company by notifying the Company of his intent to terminate as a result of a material breach of this Agreement, which notice shall set forth in reasonable detail the facts and circumstances believed to be the basis for such material breach. The Company shall be provided thirty (30) business days in which to cure or correct such alleged breach. If the Company fails to cure or correct such material breach


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within this thirty (30) day period, Executive's voluntary resignation shall be deemed the same as a termination without cause, and Executive shall be entitled to receive all payments and benefits set forth in Section 4(d) of this Agreement.

                  5. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

                  6. CONFIDENTIALITY. Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) confidential information of the Company or of any of its subsidiaries, or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries, not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries, ("Confidential Information"), except that use or disclosure of Confidential Information shall be permitted to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly Executive's duties under this Agreement. Promptly following the termination of the Employment Period, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

                  7. INVENTIONS. Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

                  8. ENFORCEMENT. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 6 or 7 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that he will submit himself to the


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personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 6 or 7 of this Agreement.

                  9. SURVIVAL. Sections 6, 7 and 8 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

                  10. ARBITRATION. Any controversy, dispute or claim arising out of, in connection with, or in relation to this Agreement (other than breach of Section 6 or 7) including any claim based on contract, tort, or statute, shall be submitted to binding arbitration by a neutral arbitrator. Such arbitration shall be conducted in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). The arbitrator shall be selected in accordance with the procedures of the AAA. The Company shall be solely responsible for the fees of the AAA; the parties shall share equally the arbitrator's fees. The arbitrator's decision shall be final and binding. In the event the arbitrator determines that a party was in breach of this Agreement, he may award costs to the complaining party, including reasonable attorney's fees, incurred in proving said breach.

                  11. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 11) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this
Section 11), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 11:

                  If to the Company, to:

                           Combined Specialty Corporation
                           1000 Milwaukee Avenue
                           Glenview, Illinois  60025
                           Attention:  General Counsel

                  If to the Executive, to:

                           Dennis B. Reding
                           3004 Castle Pines Drive
                           Duluth, GA  30097


                  12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement


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shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

                  14. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

                  15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

                  16. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

                                COMBINED SPECIALTY CORPORATION





                                By:  /s/ Patrick G. Ryan
                                    ------------------------------
                                         Patrick G. Ryan
                                         Chairman, President and Chief Executive
                                         Officer



                                     /s/ Dennis B. Reding
                                ----------------------------------
                                             Dennis B. Reding


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